Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2017, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 333-91101, effective November 17, 1999; File No. 333-47378, effective October 5, 2000; File No. 333-103038, effective February 7, 2003; File No. 333-117782, effective July 30, 2004; File No. 333-149926, effective March 27, 2008; File No. 333-175345, effective July 5, 2011; File No. 333-194511, effective March 12, 2014; and File No. 333-198093, effective August 12, 2014).
/s/ GRANT THORNTON LLP
Los Angeles, California
March 9, 2017